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                                 EXHIBIT 12.1

                             TALTON HOLDINGS, INC.
                  STATEMENTS REGARDING COMPUTATION OF RATIOS
                      RATIO OF EARNINGS TO FIXED CHARGES
                            (Dollars in thousands)


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                                                                                                                 The
                                                                 Combined Predecessors                          Company
                                                      ---------------------------------------------   ---------------------------
                                                         Years Ended December 31,     Eleven Months    One Month        Year
                                                      ------------------------------      Ended          Ended          Ended
                                                                                       November 30,   December 31,   December 31,
                                                        1993       1994       1995         1996           1996           1997
                                                      --------   --------   --------   ------------   ------------   ------------
Earnings:

   Income (Loss) from continuing operations before
      income taxes and extraordinary loss             $    597   $  1,647   $  2,230   $      5,183   $       (283)  $    (12,829)

   Interest expense                                        331        745      1,360          1,469            612         11,138

   Interest portion of rent expense                        -           57         87             56              7            129
                                                      --------   --------   --------   ------------   ------------   ------------

   Earnings available for fixed charges               $    928   $  2,449   $  3,677   $      6,708   $        336   $     (1,562)
                                                      ========   ========   ========   ============   ============   ============
Fixed Charges:

   Interest expense                                   $    331   $    745   $  1,360   $      1,469   $        612   $     11,138

   Interest portion of rent expense                        -           57         87             56              7            129
                                                      --------   --------   --------   ------------   ------------   ------------

   Total fixed charges                                $    331   $    802   $  1,447   $      1,525   $        619   $     11,267
                                                      ========   ========   ========   ============   ============   ============

Ratio of earnings to fixed charges                         2.8        3.1        2.5            4.4            -              -

Deficiency of earnings to fixed charges                    -          -          -              -     $        283   $     12,829
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